Filed pursuant to Rule 424(b)(3)
File No. 333-264574

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND
Supplement to Prospectus dated April 29, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended December 31,
	2023	2022	2021	2020	2019
Net asset value – Beginning of year	$12.100	$16.130	$14.480	$14.640	$13.360
Income (Loss) From Operations
Net investment income(1)	$0.044	$0.053	$0.013	$0.075	$0.083
Net realized and unrealized gain (loss)	2.204	(2.798)	2.910	1.080	2.486
Total income (loss) from operations	$2.248	$(2.745)	$2.923	$1.155	$2.569
Less Distributions
From net investment income	$(0.043)	$(0.051)	$ —	$ (0.074)	$(0.082)
From net realized gain	(0.536)	(0.396)	—	—	—
Tax return of capital	(0.559)	(0.851)	(1.330)	(1.256)	(1.248)
Total distributions	$(1.138)	$(1.298)	$(1.330)	$(1.330)	$(1.330)
Premium from common shares sold through shelf offering(1)	$—	$0.013	$0.057	$0.015	$0.041
Net asset value – End of year	$13.210	$12.100	$16.130	$14.480	$14.640
Market value – End of year	$12.330	$12.280	$16.740	$15.350	$14.950
Total Investment Return on Net Asset Value(2)	19.58%	(17.55)%	21.39%	9.14%	20.23%
Total Investment Return on Market Value(2)	9.98%	(19.37)%	18.84%	13.30%	21.68%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,542,091	$1,321,452	$1,694,817	$1,327,348	$1,268,146
Ratios (as a percentage of average daily net assets):
Expenses	1.09%(3)	1.08%(3)	1.08%	1.09%	1.08%
Net investment income	0.34%	0.39%	0.08%	0.55%	0.59%
Portfolio Turnover	8%	19%	9%	9%	6%

(See related footnotes.)

	Year Ended December 31,
	2018	2017	2016	2015	2014
Net asset value – Beginning of year	$15.010	$14.050	$14.570	$14.840	$14.840
Income (Loss) From Operations
Net investment income(1)	$0.077	$0.089	$0.119	$0.109	$0.110
Net realized and unrealized gain (loss)	(0.436)	2.167	0.691	0.951	1.220
Total income (loss) from operations	$(0.359)	$ 2.256	$0.810	$1.060	$1.330
Less Distributions
From net investment income	$(0.076)	$(0.089)	$(0.117)	$(0.130)	$(0.110)
From net realized gain	(0.394)	—	(0.435)	(0.800)	(0.215)
Tax return of capital	(0.860)	(1.241)	(0.778)	(0.400)	(1.005)
Total distributions	$(1.330)	$(1.330)	$(1.330)	$(1.330)	$(1.330)
Premium from common shares sold through shelf offering(1)	$0.039	$0.034	$—	$—	$—
Net asset value – End of year	$13.360	$15.010	$14.050	$14.570	$14.840
Market value – End of year	$13.480	$15.370	$14.840	$15.300	$14.060
Total Investment Return on Net Asset Value(2)	(2.65)%	16.93%	6.04%	7.32%	9.51%
Total Investment Return on Market Value(2)	(4.08)%	13.36%	6.58%	19.04%	9.91%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,039,071	$1,023,066	$898,991	$929,375	$945,200
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.09%	1.08%	1.09%	1.08%	1.09%
Net investment income	0.52%	0.61%	0.85%	0.73%	0.74%
Portfolio Turnover	9%	4%	4%	5%	2%
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.
(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the years ended December 31, 2023 and 2022).
(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.

March 22, 2024